Exhibit 99.1

News Release

Merck & Co., Inc., Rahway, N.J., USA Announces Third-Quarter 2026 Financial Results; Highlights Multiple Milestones Advancing Broad, Diverse Pipeline

Sales Growth Reflects Continued Strength in Oncology and Animal Health, Plus Contributions From Other Products in Broader Portfolio, Including WINREVAIR

Financial Highlights

-	Total Worldwide Sales Were $18.1 Billion (5% Growth; 4% Growth ex-FX)

o	KEYTRUDA/KEYTRUDA QLEX[1] Sales Were $8.6 Billion (6% Growth; 6% Growth ex-FX); Includes KEYTRUDA QLEX Sales of $830 Million

o	WINREVAIR Sales Were $694 Million (93% Growth; 94% Growth ex-FX)

o	Animal Health Sales Were $1.7 Billion (4% Growth; 3% Growth ex-FX)

-	GAAP EPS Was $2.04; Non-GAAP EPS Was $2.49; GAAP and Non-GAAP EPS Include a One-Time Charge of $0.12 per Share Related to a Global License Agreement With SciBrunch

Pipeline & Portfolio Highlights

-	Presented First-Time Pivotal Data From Phase 3 Trials Across Robust Oncology Pipeline at ESMO Congress 2026, Including:

o	TroFuse-005 Trial Evaluating Sacituzumab Tirumotecan (sac-TMT) in Certain Patients With Advanced or Recurrent Endometrial Cancer; U.S. FDA Accepted for Priority Review a Biologics License Application Based on These Data

o	INTerpath-001 Trial Evaluating Intismeran Autogene Plus KEYTRUDA as Adjuvant Treatment for Patients With Resected Stage IIB-IV Melanoma, in Collaboration With Moderna

-	Announced Positive Phase 2b Results in Moderate to Severe Hidradenitis Suppurativa From Clinical Study of Investigational Immunology Candidate Tulisokibart

-	Presented One-Year Results From Phase 2b/3 BRUNELLO Trial Evaluating Remigromig in Adults With Diabetic Macular Edema

Full-Year 2026 Financial Outlook

-	Narrows and Raises the Midpoint of Worldwide Sales Range; Now Expects Sales To Be Between $66.8 Billion and $67.3 Billion

1 Available in some markets as KEYTRUDA SC.

-	Narrows and Raises Expected Non-GAAP EPS Range To Be Between $2.77 and $2.82; Outlook Now Includes One-Time Charge of $0.12 per Share Related to the Global License Agreement With SciBrunch

RAHWAY, N.J., Oct. 29, 2026 – Merck & Co., Inc., Rahway, N.J., USA (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the third quarter of 2026.

“Our science-led strategy is transforming our business,” said Robert M. Davis, chairman and chief executive officer. “The potentially practice-changing advances in oncology presented at last weekend’s ESMO meeting, including new data for our antibody-drug conjugate sac-TMT and the first Phase 3 validation of a therapeutic cancer vaccine, further clinically de-risk the substantial long-term opportunity of our late-phase pipeline. With positive momentum across multiple therapeutic areas, I’m increasingly confident in our ability to deliver long-term value for patients and shareholders.”

Financial Summary

	Third Quarter
$ in millions, except EPS amounts	2026	2025	Change	Change Ex- Exchange
Sales	$18,085	$17,276	5%	4%
GAAP net income[2]	5,065	5,785	-12%	-14%
Non-GAAP net income that excludes certain items2,3*	6,159	6,448	-4%	-5%
GAAP EPS	2.04	2.32	-12%	-13%
Non-GAAP EPS that excludes certain items3*	2.49	2.58	-3%	-5%

*Refer to table on page 7.

For the third quarter of 2026, Generally Accepted Accounting Principles (GAAP) earnings per share (EPS) assuming dilution was $2.04 and non-GAAP EPS was $2.49. Both GAAP and non-GAAP EPS in the third quarter of 2026 include a one-time charge of $0.12 per share related to a global license agreement with SciBrunch Therapeutics Co., Ltd. (SciBrunch). Both GAAP and non-GAAP EPS in the third quarter of 2025 include a charge of $0.10 per share for a milestone payment to LaNova Medicines Ltd. (LaNova, acquired by Sino Biopharmaceutical Limited) associated with the technology transfer for MK-2010.

Non-GAAP EPS excludes acquisition- and divestiture-related costs and costs related to restructuring programs, as well as income and losses from investments in equity securities. Non-GAAP EPS in the third quarter of 2025 also excludes tax expense relating to audit reserve adjustments.

2 Net income attributable to the Company.

3 The Company is providing certain 2026 and 2025 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

Year-to-date results can be found in the attached tables.

Third-Quarter Sales Performance

The following table reflects sales of the Company’s top products and significant performance drivers.

	Third Quarter
$ in millions	2026	2025	Change	Change Ex- Exchange	Commentary
Total Sales	$18,085	$17,276	5%	4%
Pharmaceutical	16,268	15,611	4%	4%	Increase primarily driven by growth in KEYTRUDA/KEYTRUDA QLEX, WINREVAIR, GARDASIL/GARDASIL 9, WELIREG, ENFLONSIA and the inclusion of OHTUVAYRE sales. Growth benefited from the timing of purchases by approximately $550 million. Growth was partially offset by declines in BRIDION, JANUVIA/JANUMET and LAGEVRIO, as well as lower alliance revenue related to Koselugo.
KEYTRUDA/ KEYTRUDA QLEX	8,601	8,147	6%	6%	Growth primarily driven by strong global uptake in earlier-stage indications including triple-negative breast cancer, cervical cancer, head and neck cancer and bladder cancer, as well as higher global demand in metastatic indications, including urothelial cancer. Timing of wholesaler purchases unfavorably affected sales in the U.S. but was largely offset by a benefit from increased inventory in the channel. Sales of KEYTRUDA QLEX were $830 million.
GARDASIL/GARDASIL 9	1,995	1,749	14%	14%	Increase primarily due to higher sales in the U.S. reflecting favorable public-sector purchasing patterns and higher net pricing.
PROQUAD, M-M-R II and VARIVAX	730	684	7%	7%	Increase primarily due to higher demand in certain European markets.
WINREVAIR	694	360	93%	94%	Growth primarily reflects higher demand and favorable wholesaler and specialty pharmacy purchasing patterns in the U.S., as well as launch uptake in certain international markets, particularly in Europe and Japan.
JANUVIA/JANUMET	380	624	-39%	-39%	Decline primarily driven by lower demand due to generic competition following loss of market exclusivity in the U.S.
Lynparza*	352	379	-7%	-7%	Decline primarily due to lower net pricing in the U.S. and lower demand and pricing in China.
PREVYMIS	347	266	30%	31%	Increase primarily due to higher demand globally.

	Third Quarter
$ in millions	2026	2025	Change	Change Ex- Exchange	Commentary
WELIREG	307	196	56%	58%	Growth primarily driven by higher demand in the U.S. and continued launch uptake in international markets, particularly in Japan.
Lenvima*	287	258	11%	11%	Growth primarily due to higher demand in the U.S.
CAPVAXIVE	263	244	8%	7%	Increase primarily driven by launch uptake in several international markets, particularly in Asia Pacific and Europe, partially offset by lower sales in the U.S. reflecting lower adult pneumococcal vaccination rates and lower net pricing.
ENFLONSIA	187	79	138%	136%	Increase primarily driven by seasonal demand and associated inventory build in the U.S. and certain international markets.
OHTUVAYRE	184	-	-	-	Product obtained as part of the Company's October 2025 acquisition of Verona Pharma plc.
BRIDION	144	439	-67%	-67%	Decline primarily driven by lower demand in the U.S. due to generic competition following loss of market exclusivity.
LAGEVRIO	17	138	-88%	-88%	Decline largely due to lower demand in Japan.
Animal Health	1,676	1,615	4%	3%	Growth attributable to both Livestock and Companion Animal product portfolios.
Livestock	1,048	1,023	2%	2%	Growth primarily driven by higher demand for poultry products.
Companion Animal	628	592	6%	6%	Growth largely driven by new product launches. Sales of BRAVECTO line of products were $264 million and $262 million in the current and prior-year quarters, respectively, which represents an increase of 1%, or flat excluding impact of foreign exchange.
Other Revenues**	141	50	185%	-25%	Increase primarily due to favorable impact of revenue-hedging activities, partially offset by lower revenue from third-party manufacturing arrangements.

*Alliance revenue for this product represents the Company’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

In addition, Koselugo alliance revenue was $13 million in the third quarter of 2026 compared with $214 million in the third quarter of 2025. The decrease was due to an amendment to the collaboration agreement with AstraZeneca in 2025, which discontinued the provisions whereby the Company shared revenue and costs with AstraZeneca, and revised the payment structure, resulting in the Company’s recognition of a $150 million upfront payment and a $50 million regulatory milestone in the third quarter of 2025.

Third-Quarter Expense and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[3]
Third Quarter 2026
Cost of sales	$4,892	$1,140	$396	$-	$3,356
Selling, general and administrative	2,886	24	-	-	2,862
Research and development	4,537	3	1	-	4,533
Restructuring costs	184	-	184	-	-
Other (income) expense, net	27	-	-	(393)	420

Third Quarter 2025
Cost of sales	$3,855	$621	$110	$-	$3,124
Selling, general and administrative	2,633	34	-	-	2,599
Research and development	4,234	4	233	-	3,997
Restructuring costs	47	-	47	-	-
Other (income) expense, net	(238)	-	-	(344)	106

GAAP Expense, EPS and Related Information

Gross margin was 72.9% for the third quarter of 2026 compared with 77.7% for the third quarter of 2025. The decrease was primarily due to higher amortization of intangible assets, restructuring costs and production costs.

Selling, general and administrative (SG&A) expenses were $2.9 billion in the third quarter of 2026, an increase of 10% compared with the third quarter of 2025. The increase was primarily due to higher administrative costs, as well as higher promotional costs in support of product launches.

Research and development (R&D) expenses were $4.5 billion in the third quarter of 2026, an increase of 7% compared with the third quarter of 2025. The increase was primarily due to a $400 million charge related to a global license agreement with SciBrunch and higher clinical development spending, partially offset by lower restructuring costs and a $200 million reduction in R&D expenses as part of a funding agreement with Blackstone Life Sciences (Blackstone). R&D expenses in the third quarter of 2025 include a $300 million charge for a milestone payment to LaNova for the completion of the technology transfer for MK-2010.

Other (income) expense, net, was $27 million of expense in the third quarter of 2026 compared with $238 million of income in the third quarter of 2025. The unfavorability was primarily due to higher net interest expense.

4 Reflects expenses related to business combinations, including the amortization of intangible assets, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations, licensing arrangements and asset acquisitions, and recognition of fair value step-up to inventories for asset acquisitions.

The effective income tax rate for the third quarter of 2026 was 8.9%, reflecting the favorable impacts of certain discrete items, as well as jurisdictional mix of income and expense.

GAAP EPS was $2.04 for the third quarter of 2026 compared with $2.32 for the third quarter of 2025. The decrease was primarily driven by higher operating expenses, reflecting increased investments to advance the R&D pipeline and support product launches, higher amortization of intangible assets, higher net interest expense and increased restructuring costs, partially offset by operational strength in the business and a lower effective income tax rate.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 81.4% for the third quarter of 2026 compared with 81.9% for the third quarter of 2025. The decrease was primarily due to higher production costs.

Non-GAAP SG&A expenses were $2.9 billion in the third quarter of 2026, an increase of 10% compared with the third quarter of 2025. The increase was primarily due to higher administrative costs, as well as higher promotional costs in support of product launches.

Non-GAAP R&D expenses were $4.5 billion in the third quarter of 2026, an increase of 13% compared with the third quarter of 2025. The increase was primarily due to a $400 million charge related to a global license agreement with SciBrunch and higher clinical development spending, partially offset by a $200 million reduction in R&D expenses as part of a funding agreement with Blackstone. R&D expenses in the third quarter of 2025 include a $300 million charge for a milestone payment to LaNova for the completion of the technology transfer for MK-2010.

Non-GAAP other (income) expense, net, was $420 million of expense in the third quarter of 2026 compared with $106 million of expense in the third quarter of 2025. The unfavorability was primarily due to higher net interest expense.

The non-GAAP effective income tax rate for the third quarter of 2026 was 10.9%, reflecting the favorable impacts of certain discrete items, as well as jurisdictional mix of income and expense.

Non-GAAP EPS was $2.49 for the third quarter of 2026 compared with $2.58 for the third quarter of 2025. The decrease was primarily driven by higher operating expenses, reflecting increased investments to advance the R&D pipeline and support product launches, and higher net interest expense, partially offset by operational strength in the business and a lower effective income tax rate.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Third Quarter
$ in millions, except EPS amounts	2026	2025
EPS
GAAP EPS	$2.04	$2.32
Difference	0.45	0.26
Non-GAAP EPS that excludes items listed below[3]	$2.49	$2.58

Net Income
GAAP net income[2]	$5,065	$5,785
Difference	1,094	663
Non-GAAP net income that excludes items listed below[2,3]	$6,159	$6,448

Excluded Items:
Acquisition- and divestiture-related costs[4]	$1,167	$659
Restructuring costs	581	390
Income from investments in equity securities	(393)	(344)
Decrease to net income before taxes	1,355	705
Estimated income tax (benefit) expense[5]	(261)	(42)
Decrease to net income	$1,094	$663

Pipeline and Portfolio Highlights

In the third quarter, the Company achieved key regulatory and clinical milestones to meaningfully advance its broad and diverse pipeline.

•	Oncology:

o	U.S. Food and Drug Administration (U.S. FDA) approved WELIREG plus Lenvima, in collaboration with Eisai, for certain previously treated adult patients with advanced renal cell carcinoma with a clear cell component (ccRCC), based on Phase 3 LITESPARK-011 trial.

▪	Approval represents first approved combination of an oral hypoxia-inducible factor-2 alpha inhibitor and a multi-targeted vascular endothelial growth factor tyrosine kinase inhibitor (TKI) for these patients.

o	In October, U.S. FDA accepted a Biologics License Application (BLA) seeking approval of sac-TMT for the treatment of adult patients with endometrial cancer who have previously received platinum containing chemotherapy and a programmed death receptor 1 or programmed death ligand 1 inhibitor, separately or in combination, based on Phase 3 TroFuse-005 trial.

▪	U.S. FDA set Prescription Drug User Fee Act (PDUFA) date of June 15, 2027. The Company is in discussions with the U.S. FDA and is hopeful for an earlier approval.

o	In October, European Commission (EC) approved KEYTRUDA plus Padcev as perioperative treatment for adults with resectable muscle-invasive bladder cancer (MIBC), based on Phase 3 KEYNOTE-B15 trial.

5 Includes the estimated income tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments for all periods presented. Amount in the third quarter of 2025 also includes $86 million of tax expense relating to audit reserve adjustments.

o	Ministry of Health, Labor and Welfare in Japan approved subcutaneous pembrolizumab and berahyaluronidase alfa injection under the trademark KEYJECT (marketed as KEYTRUDA QLEX in the U.S.) for all KEYTRUDA indications approved in Japan, based on Phase 3 MK-3475A-D77 trial.

o	At the European Society for Medical Oncology (ESMO) Congress 2026 in October, positive new data were presented during three late-breaking Presidential Symposia across three Phase 3 trials from the Company’s robust oncology pipeline and portfolio, including:

▪	Results from Phase 3 TroFuse-005 trial evaluating sac-TMT for patients with advanced or recurrent endometrial cancer previously treated with chemotherapy and anti-PD-1/L1 immunotherapy.

▪	Results from Phase 3 INTerpath-001 trial, in collaboration with Moderna, Inc. (Moderna), evaluating adjuvant treatment with intismeran autogene (intismeran; V940 or mRNA-4157) in combination with KEYTRUDA.

▪	Results from Phase 3 KEYNOTE-C93 trial evaluating KEYTRUDA monotherapy versus platinum doublet chemotherapy as a first-line treatment for certain patients with mismatch repair deficient (dMMR) advanced or recurrent endometrial cancer who had not previously received systemic chemotherapy or who experienced recurrence more than six months after completing prior adjuvant therapy.

▪	In addition, data were presented from Phase 3 OptiTROP studies in China, led by Kelun-Biotech, evaluating sac-TMT in non-small cell lung cancer (NSCLC), including:

•	Results from the OptiTROP-Lung06 study as first-line treatment for PD-L1-negative advanced non-squamous NSCLC.

•	Final overall survival data from the OptiTROP-Lung04 study in epidermal growth factor receptor (EGFR)-mutated NSCLC following progression on EGFR TKIs.

o	Ifinatamab deruxtecan (I-DXd) Biologics License Application (BLA), in collaboration with Daiichi Sankyo, for certain patients with previously treated extensive-stage small cell lung cancer (ES-SCLC) was voluntarily withdrawn.

•	Vaccines and Infectious Diseases:

o	U.S. FDA accepted a supplemental BLA (sBLA) for ENFLONSIA to expand its indication to include prevention of respiratory syncytial virus (RSV) lower respiratory tract disease (LRTD) in children under 2 years of age at increased risk for severe RSV disease through their second RSV season, based on Phase 3 SMART trial.

▪	U.S. FDA set PDUFA date of March 22, 2027.

▪	Applications to expand marketing authorization for ENFLONSIA for same population in Europe and Japan, based on Phase 3 SMART trial, have also been accepted.

o	U.S. FDA accepted a supplemental New Drug Application (sNDA) for IDVYNSO for the treatment of certain adults with HIV-1 infection who had not previously received antiretroviral treatment, based on Phase 3 P053 trial. U.S. FDA also accepted an sNDA to include 96-week data for IDVYNSO in certain virologically suppressed adults, based on the Phase 3 P051 and P052 trials.
▪	U.S. FDA set a PDUFA date for both sNDAs of April 22, 2027.

•	Cardiometabolic, Respiratory and Specialty:

o	U.S. FDA approved an update to U.S. product label for WINREVAIR to include efficacy and safety data from the Phase 3 HYPERION trial evaluating adults recently diagnosed with pulmonary arterial hypertension (PAH, World Health Organization [WHO] Group 1 pulmonary hypertension).

▪	In HYPERION, in patients diagnosed with PAH in the last 12 months, adding WINREVAIR on top of background therapy reduced the risk of clinical worsening events compared to placebo.

•	Immunology:

o	Presented results from Phase 2b study of tulisokibart in adults with moderate to severe hidradenitis suppurativa (HS).

•	Ophthalmology:

o	At the American Academy of Ophthalmology (AAO) 2026 Annual Meeting in October, presented for the first time one-year results from Phase 2b/3 BRUNELLO trial evaluating remigromig, an investigational, tetravalent, tri-specific antibody designed to agonize the Wingless-related integration site (Wnt) pathway, in adults with diabetic macular edema (DME).

•	Business Development:

o	Announced an exclusive global license agreement with SciBrunch for MK-2690 (SPR2015), an investigational preclinical oral KRAS G12D (ON) inhibitor.

Notable recent news releases on the Company’s pipeline and portfolio are provided in the table that follows. Visit the News Releases section of the Company’s website to read the releases.*

Oncology	Sac-TMT Reduced Risk of Death by 32% and Risk of Disease Progression or Death by 41% Compared to Chemotherapy in Certain Patients With Advanced or Recurrent Endometrial Cancer; Results From Phase 3 TroFuse-005 Trial
The Company and Moderna Presented Results From Landmark Phase 3 INTerpath-001 Trial for Intismeran Plus KEYTRUDA at ESMO 2026 Presidential Symposium; Intismeran Plus KEYTRUDA Significantly Reduced Risk of Recurrence or Death by 42% (HR=0.58 [95% CI, 0.45–0.75]; Two-Sided p<0.001) Compared to KEYTRUDA Alone for Patients With Completely Resected Stage IIB-IV Melanoma
KEYTRUDA as Monotherapy Reduced Risk of Disease Progression or Death by 43% for Certain Patients With Advanced or Recurrent Endometrial Cancer With dMMR Tumors Compared to Chemotherapy; Results From Phase 3 KEYNOTE-C93 Trial
U.S. FDA Approved WELIREG Plus Lenvima for Certain Previously Treated Adult Patients With ccRCC; Based on Results From Phase 3 LITESPARK-011 Trial, Presented at ESMO

KEYTRUDA QLEX Approved in Japan for Subcutaneous Administration for All KEYTRUDA Indications Approved in Japan; Based on Results From Phase 3 MK-3475A-D77 Trial
EC Approved KEYTRUDA Plus Padcev as Perioperative Treatment for Adults With Resectable MIBC; Based on Results From Phase 3 KEYNOTE-B15 Trial
I-DXd BLA for Certain Patients With ES-SCLC Voluntarily Withdrawn
The Company Entered Into Exclusive Global License Agreement With SciBrunch for SPR2015, an Investigational Oral KRAS G12D (ON) Inhibitor
Vaccines and Infectious Diseases	U.S. FDA Accepted sBLA for ENFLONSIA to Update Its RSV LRTD Indication to Include Children Under 2 Years at Increased Risk for Severe RSV for Their Second Season; Based on Results From Phase 3 SMART Trial; FDA Set PDUFA Date of March 22, 2027
Cardiometabolic, Respiratory and Specialty	U.S. FDA Approved Update to the Label for WINREVAIR to Include Data From the Phase 3 HYPERION Trial Evaluating Adults Recently Diagnosed With PAH (PAH, WHO Group 1 Pulmonary Hypertension)
Immunology	Tulisokibart Met Primary and Key Secondary Endpoints in Phase 2b Study in Patients With Moderate to Severe HS
Ophthalmology	The Company Presented One-Year Results From Pivotal Phase 2b/3 BRUNELLO Study Evaluating Remigromig, a Tri-Specific Agonist of the Wnt Pathway, in Adults With DME, at AAO 2026

*References in the above news release titles have been modified for the purpose of this announcement.

Sustainability Highlights

The Company’s 2025/2026 Purpose for Progress Impact Report provided a comprehensive view of the Company’s measurable progress across its sustainability priorities, including achieving all goals targeted for completion by 2025. The Company also introduced new targets for 2030, including a goal to reach 100 million people with access solutions that close gaps in care by 2030.

Full-Year 2026 Financial Outlook

The following table summarizes the Company’s full-year financial outlook.

Full Year 2026
	Updated	Prior
Sales*	$66.8 billion to $67.3 billion	$66.3 billion to $67.3 billion
Non-GAAP Gross margin[3]	Approximately 81%	Approximately 81%
Non-GAAP Operating expenses3**	$42.4 billion to $42.9 billion	$42.0 billion to $42.7 billion
Non-GAAP Other (income) expense, net[3]	Approximately $1.4 billion expense	Approximately $1.4 billion expense
Non-GAAP Effective income tax rate[3]	32.0% to 33.0%	35.0% to 36.0%
Non-GAAP EPS3***	$2.77 to $2.82	$2.66 to $2.76
Share count (assuming dilution)	Approximately 2.48 billion	Approximately 2.48 billion

*The Company does not have any non-GAAP adjustments to sales.

**Includes one-time R&D charges of $9.0 billion for the acquisition of Cidara Therapeutics, Inc. (Cidara), $5.7 billion for the acquisition of Terns Pharmaceuticals, Inc. (Terns), and $400 million related to the global license agreement with SciBrunch. Outlook does not assume any additional significant potential business development transactions.

***Includes one-time charges of $3.62 per share for the acquisition of Cidara, $2.31 per share for the acquisition of Terns, and $0.12 per share related to the global license agreement with SciBrunch.

The Company has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective income tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and income and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the Company’s future GAAP results.

The Company now anticipates full-year 2026 sales to be between $66.8 billion and $67.3 billion, including a positive impact from foreign exchange of approximately 1% at mid-October 2026 exchange rates.

The Company now expects the full-year non-GAAP effective income tax rate to be between 32.0% and 33.0%, including the impact of the non-tax-deductible one-time charges for the acquisitions of Cidara and Terns.

The Company now expects full-year 2026 non-GAAP EPS to be between $2.77 and $2.82, including a positive impact from foreign exchange of approximately $0.15 per share at mid-October 2026 exchange rates. This range includes one-time charges of $9.0 billion, or $3.62 per share, related to the acquisition of Cidara; $5.7 billion, or $2.31 per share, related to the acquisition of Terns; and $400 million, or $0.12 per share, related to the global license agreement with SciBrunch. The charge related to SciBrunch was not previously included in the outlook. In 2025, non-GAAP EPS of $8.98 was negatively impacted by one-time charges of $0.20 per share in the aggregate related to certain business development transactions.

Consistent with past practice, the financial outlook does not assume additional significant potential business development transactions.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call on Thursday, Oct. 29, at 9 a.m. EDT via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures and slides highlighting the results, will be available on the Company’s website.

All participants may join the call by dialing (800) 369-3351 (U.S. and Canada Toll-Free) or (517) 308-9448 and using the access code 9818590.

About Our Company

At Merck & Co., Inc., Rahway, N.J., USA, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “Company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the Company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the Company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical
BRIDION (sugammadex)
CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine)

ENFLONSIA (clesrovimab-cfor)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)
GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

IDVYNSO (doravirine/islatravir)

JANUMET (sitagliptin and metformin HCl)
JANUVIA (sitagliptin)
KEYTRUDA (pembrolizumab)
KEYTRUDA QLEX (pembrolizumab and berahyaluronidase alfa-pmph)

LAGEVRIO (molnupiravir)
Lenvima (lenvatinib)
Lynparza (olaparib)
M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)
OHTUVAYRE (ensifentrine)

PREVYMIS (letermovir)
PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)

VARIVAX (Varicella Virus Vaccine Live)

WELIREG (belzutifan)
WINREVAIR (sotatercept-csrk)

Animal Health
BRAVECTO (fluralaner)

###

Media Contacts:	Investor Contacts:
Michael Levey michael.levey@msd.com John Cummins john.cummins2@msd.com	Peter Dannenbaum (732) 594-1579 Steven Graziano (732) 594-1583

MERCK & CO., INC., RAHWAY, N.J., USA

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	3Q26	3Q25	% Change	Sep YTD 2026	Sep YTD 2025	% Change
Sales	$18,085	$17,276	5%	$50,978	$48,611	5%

Costs, Expenses and Other
Cost of sales	4,892	3,855	27%	13,482	10,831	24%
Selling, general and administrative	2,886	2,633	10%	8,491	7,835	8%
Research and development	4,537	4,234	7%	26,871	11,903	*
Restructuring costs	184	47	*	530	676	-22%
Other (income) expense, net	27	(238)	*	262	(281)	*
Income Before Taxes	5,559	6,745	-18%	1,342	17,647	-92%
Income Tax Provision	492	958		1,855	2,346
Net Income (Loss)	5,067	5,787	-12%	(513)	15,301	*
Less: Net Income (Loss) Attributable to Noncontrolling Interests	2	2		(3)	10
Net Income (Loss) Attributable to Merck & Co., Inc., Rahway, N.J., USA	$5,065	$5,785	-12%	$(510)	$15,291	*

Earnings (Loss) per Common Share Assuming Dilution (1)	$2.04	$2.32	-12%	$(0.21)	$6.08	*

Average Shares Outstanding Assuming Dilution (1)	2,478	2,498		2,471	2,514
Effective Income Tax Rate	8.9%	14.2%		138.2%	13.3%

* 100% or greater

(1) Because the Company recorded a net loss in the first nine months of 2026, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

MERCK & CO., INC., RAHWAY, N.J., USA

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2026 GAAP TO NON-GAAP RECONCILIATION

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- and Divestiture-Related Costs(1)		Restructuring Costs(2)		(Income) Loss from Investments in Equity Securities		Adjustment Subtotal	Non-GAAP
Third Quarter
Cost of sales	$4,892	1,140		396				1,536	$3,356
Selling, general and administrative	2,886	24						24	2,862
Research and development	4,537	3		1				4	4,533
Restructuring costs	184			184				184	–
Other (income) expense, net	27					(393)		(393)	420
Income Before Taxes	5,559	(1,167)		(581)		393		(1,355)	6,914
Income Tax Provision (Benefit)	492	(239	)(3)	(105	)(3)	83	(3)	(261)	753
Net Income	5,067	(928)		(476)		310		(1,094)	6,161
Net Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	5,065	(928)		(476)		310		(1,094)	6,159
Earnings per Common Share Assuming Dilution	$2.04	(0.38)		(0.19)		0.12		(0.45)	$2.49

Effective Income Tax Rate	8.9%								10.9%

September YTD
Cost of sales	$13,482	3,221		817				4,038	$9,444
Selling, general and administrative	8,491	73						73	8,418
Research and development	26,871	9		34				43	26,828
Restructuring costs	530			530				530	–
Other (income) expense, net	262					(764)		(764)	1,026
Income Before Taxes	1,342	(3,303)		(1,381)		764		(3,920)	5,262
Income Tax Provision (Benefit)	1,855	(660	)(3)	(240	)(3)	163	(3)	(737)	2,592
Net (Loss) Income	(513)	(2,643)		(1,141)		601		(3,183)	2,670
Net (Loss) Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	(510)	(2,643)		(1,141)		601		(3,183)	2,673
(Loss) Earnings per Common Share Assuming Dilution (4)	$(0.21)	(1.07)		(0.46)		0.24		(1.29)	$1.08

Effective Income Tax Rate	138.2%								49.3%

Only the line items that are affected by non-GAAP adjustments are shown.

The Company is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the Company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales reflect expenses for the amortization of intangible assets, as well as the recognition of fair value step-up of inventories related to the 2025 Verona Pharma plc acquisition. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures.
(2) Amounts primarily include employee separation costs, accelerated depreciation and asset impairment charges associated with facilities to be closed or divested, as well as contractual termination costs, related to activities under the Company's formal restructuring programs.
(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.
(4) Because the Company recorded a net loss in the first nine months of 2026, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

MERCK & CO., INC., RAHWAY, N.J., USA
FRANCHISE / KEY PRODUCT SALES
(AMOUNTS IN MILLIONS)
(UNAUDITED)
Table 3

	2026				2025						3Q		Sep YTD
	1Q	2Q	3Q	Sep YTD	1Q	2Q	3Q	Sep YTD	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$16,286	$16,607	$18,085	$50,978	$15,529	$15,806	$17,276	$48,611	$16,400	$65,011	5	4	5	4
PHARMACEUTICAL	14,349	14,760	16,268	45,377	13,638	14,050	15,611	43,299	14,843	58,142	4	4	5	4
Oncology
Keytruda	7,906	7,904	7,771	23,581	7,205	7,956	8,142	23,303	8,337	31,641	-5	-4	1	0
Keytruda Qlex	128	463	830	1,420			5	5	35	40	*	*	*	*
Alliance Revenue – Lynparza (2)	341	365	352	1,059	312	370	379	1,061	389	1,450	-7	-7	0	-2
Alliance Revenue – Lenvima (2)	256	283	287	826	258	265	258	781	272	1,053	11	11	6	5
Welireg	199	271	307	776	137	162	196	496	220	716	56	58	57	57
Alliance Revenue – Reblozyl (3)	148	122	177	448	119	107	136	361	164	525	31	31	24	24
Vaccines & Infectious Diseases
Gardasil/Gardasil 9	1,069	1,169	1,995	4,232	1,327	1,126	1,749	4,202	1,031	5,233	14	14	1	0
ProQuad/M-M-R II/Varivax	538	592	730	1,860	539	609	684	1,832	619	2,451	7	7	2	1
Bridion	472	497	144	1,113	441	461	439	1,341	499	1,841	-67	-67	-17	-17
Prevymis	272	295	347	915	208	228	266	702	275	978	30	31	30	29
Capvaxive	142	184	263	588	107	129	244	480	279	759	8	7	22	22
Vaxneuvance	202	148	195	545	230	229	226	685	140	825	-14	-13	-20	-22
RotaTeq	206	134	196	536	228	121	204	554	119	673	-4	-4	-3	-4
Zerbaxa	82	77	90	249	70	74	81	225	87	312	11	11	11	9
Delstrigo	75	101	67	243	67	83	77	228	79	306	-13	-12	7	3
Enflonsia	1	2	187	190			79	79	21	100	138	136	142	140
Isentress/Isentress HD	59	60	52	171	90	86	82	258	67	325	-36	-36	-34	-34
Dificid	34	22	14	70	83	96	43	222	25	247	-68	-68	-68	-68
Lagevrio	28	5	17	49	102	83	138	323	57	380	-88	-88	-85	-85
Cardiometabolic, Respiratory, & Specialty
Winrevair	525	588	694	1,808	280	336	360	976	467	1,443	93	94	85	85
Januvia	367	258	186	811	549	372	382	1,302	302	1,604	-51	-50	-38	-37
Janumet	207	171	194	572	247	251	243	741	199	940	-20	-20	-23	-24
Ohtuvayre	131	204	184	519					178	178	-	-	-	-
Alliance Revenue - Adempas/Verquvo (4)	109	126	118	353	106	123	112	340	129	470	5	5	4	4
Adempas (5)	78	78	78	234	68	80	82	229	83	312	-5	-3	2	-1
Other Pharmaceutical (6)	774	641	793	2,209	865	703	1,004	2,573	770	3,340	-21	-21	-14	-15
ANIMAL HEALTH	1,791	1,775	1,676	5,243	1,588	1,646	1,615	4,849	1,505	6,354	4	3	8	5
Livestock	1,064	1,041	1,048	3,154	924	961	1,023	2,909	987	3,896	2	2	8	5
Companion Animal	727	734	628	2,089	664	685	592	1,940	518	2,458	6	6	8	5
Other Revenues (7)	146	72	141	358	303	110	50	463	52	515	185	-25	-23	-8

*200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents the Company's share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties.

(4) Alliance Revenue represents the Company's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(5) Net product sales in the Company's marketing territories.

(6) Includes Pharmaceutical products not individually shown above. Also reflects total alliance revenue for Koselugo of $161 million, $10 million and $13 million in the first, second and third quarter of 2026, respectively, and $44 million, $43 million and $214 million in the first, second and third quarter of 2025, respectively.

(7) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of milestone payments for out-licensed products were $132 million, $0 million and $2 million in the first, second and third quarter of 2026, respectively, and $95 million, $5 million and $11 million in the first, second and third quarter of 2025, respectively.